Exhibit 10.1

SUPPLY AGREEMENT

This Supply Agreement (this “Agreement”) is entered into on this 16th day of July, 2018 (the “Effective Date”), by and between Funing County Development Brucea Javanica Professional Cooperatives (富宁县开发鸦胆子种植专业合作社), whose principal office address is No. 14, Mashi Street, Xinhua Town, Funing County, China (hereinafter referred to as “Supplier”), and Verrica Pharmaceuticals Inc., a Delaware corporation, with offices at 10 North High Street, Suite 200, West Chester, Pennsylvania 19380 (hereinafter referred to as “Verrica”), each a “Party” and collectively the “Parties.”

WHEREAS, Supplier desires to supply cantharidin to Verrica subject to the terms of this Agreement;

WHEREAS, Verrica desires to purchase cantharidin from Supplier subject to the terms of this Agreement;

WHEREAS, Verrica and Supplier desire to work together to develop specifications for the materials to be delivered hereunder, testing methods and other methods and know-how related to the manufacture, processing, packaging, testing, storage, transportation and/or delivery of cantharidin; and

WHEREAS, Verrica desires to ensure an adequate supply of cantharidin to meet its requirements for its business.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.DEFINITIONS.

1.1“Act” means the United States Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated under such Act.

1.2“Affiliates” with respect to any Person, shall mean any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.  For purposes of this definition, “control” means, with respect to any entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities (or other ownership interest), by contract or otherwise.

1.3“Applicable Laws” means, with respect to a Party, all laws (including, without limitation, the Act), rules, regulations and requirements of any governmental or administrative

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body that are applicable to such Party, the performance of a Party’s obligations under this Agreement or the Manufacture and export of Materials by Supplier.

1.4“Industry Standards” means, with respect to the Material, all rules, regulations, requirements and standards of any applicable industry or trade organization, safety organization or entity that sets applicable standards for such Materials.

1.5“Intellectual Property Rights” means all patents, copyrights, trademarks, trade secrets and other intellectual property rights including applications therefor, now or hereafter protectable by law in any jurisdiction in the world.

1.6“Manufacture” shall mean the procurement, manufacture, processing, packaging, testing, storage, transportation and/or delivery of Material.

1.7“Manufacturer(s)” shall mean one or more subcontractors of Supplier as selected by Supplier and approved by Verrica in writing, to complete one or more steps involved with the Manufacture of the Material, and subject to the terms of Section 2.7.1 hereof.

1.8“Material” shall mean the crude raw material, cantharidin, meeting the specifications as described on Exhibit A, which may be amended from time to time during the course of this agreement upon mutual consent by Verrica and Supplier.

1.9 “Material Specifications” means the specification(s), data, impurity profile, requirement(s) and/or descriptions of the Material and the shipping and handling thereof as set forth in Exhibit A and as may be further provided by Verrica to Supplier from time to time.

1.10“Permit” shall mean any license, permit, approval, certificate and/or registration required by any Applicable Law or governmental authorities with respect to the Manufacture of Material, import or export of Material or the distribution and sale of the Material.

1.11“Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or governmental body.

1.12“Product” shall mean any pharmaceutical, over the counter or natural product that contains Material.

1.13“Purchase Order” shall mean an order for Material that is placed by Verrica with Supplier, which shall specify the quantity of Material ordered, the date on which such Material is to be delivered and the location to which such Material is to be delivered.

1.14“Representatives” shall mean, with respect to a Party, such Party’s directors, officers, employees, Affiliates, consultants, advisors, agents, representatives and subcontractors (including, with respect to Supplier, any Manufacturer).

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1.15“RMB” shall mean Chinese Yuan Renmibi (symbol: CNY).

2.MATERIAL SUPPLY AND OBLIGATIONS.

2.1Purchase and Sale.  Pursuant to the terms and conditions of this Agreement, Supplier agrees to Manufacture Material and supply Material to Verrica in accordance with Purchase Orders for Material that are placed by Verrica.  The Parties acknowledge and agree that Supplier will subcontract certain of the steps required to Manufacture the Material to approved Manufacturer(s).  Notwithstanding Verrica’s consent to such subcontract(s), Supplier shall remain responsible for the performance of all obligations set forth herein and Supplier shall be responsible for the compliance of its subcontractors (including any Manufacturers) with all of the terms and conditions of this Agreement (including, without limitation, those set forth in Sections 4, 8.3, 9 and 10) and any breach by its subcontractors (including any Manufacturers) shall be deemed to be a breach by Supplier.

2.2Orders.

2.2.1All purchases under this Agreement are subject to issuance of firm Purchase Orders by Verrica.  All such Purchase Orders shall be subject to the terms and conditions of this Agreement.  Any terms in Supplier’s acknowledgement of any Purchase Order, which are in addition to or in conflict with this Agreement shall not apply, and Verrica’s acceptance of Materials shall not be deemed as acceptance of any such terms. In the event of a conflict or inconsistency between the provisions of this Agreement and any Purchase Order, the provisions of this Agreement shall control.

2.2.2Verrica has placed an initial Purchase Order, a copy of which is attached hereto as Exhibit B (the “Initial Purchase Order”).  Under the Initial Purchase Order, Verrica has purchased [***] of Material, with such ordered Material to be delivered to Verrica in such amounts and at such times as may be specified by Verrica to Supplier in writing.

2.2.3Verrica may submit additional Purchase Orders from time to time, to be delivered to Supplier no less than [***] prior to Verrica’s proposed delivery date.  Subject to the terms hereof, Supplier shall accept each Purchase Order submitted by Verrica in accordance with the terms of this Agreement and shall be obligated to deliver to Verrica the specified quantity of the Material in accordance with the delivery dates set forth in each such Purchase Order.

2.3Testing of Material.  Prior to shipment of any Material from any given production lot by Supplier, [***] or its affiliate or such other testing facility as may be designated by Verrica to Supplier in writing from time to time (the “Testing Facility”) shall be permitted to take samples from such lot.  Such samples shall be in such amounts and taken in such manner as may be specified by Verrica and shall not be deducted from the quantity of Material to be delivered to Verrica under any given Purchase Order.  Such samples shall be subjected to such tests as may be specified by Verrica to the Testing Facility in order to reasonably verify that the Materials from such lot meet the Material Specifications.  In the event the samples are found not to meet the

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Material Specifications, then such Material shall be deemed to have been rejected by Verrica in accordance with Section 2.5.4 and Supplier shall not ship to Verrica any Material from such lot without Verrica’s prior written consent.  In the event the samples are found to meet the Material Specifications, then Verrica shall authorize Supplier to ship Material from such lot to Verrica as and when set forth in any applicable Purchase Order.  The fees and expenses of the Testing Facility shall be borne entirely by Verrica.

2.4Delivery; Risk of Loss.  Delivery of Material from Supplier to Verrica shall take place on the delivery date set forth in the applicable Purchase Order.  Shipment terms shall be FCA (Incoterms 2010) from the location in China specified in the applicable Purchase Order (the “Place of Delivery”). Subject to any specific packaging requirements set forth on Exhibit A, Supplier will prepare shipments in accordance with applicable industry standards for bills of lading, packing slips, hazmat declarations (if applicable) and commercial invoices. Title and risk of loss shall pass upon delivery of goods to Verrica’s designated carrier at the Place of Delivery; provided however that Supplier shall be responsible for export clearance and carry all risk associated with clearing the Material through Chinese customs.  If Verrica or its agent requests, Supplier agrees to travel to the relevant Chinese customs office at its own expenses in order to assist in obtaining clearance for shipment.  For the avoidance of doubt, if the export clearance of the Material cannot be completed in a timely manner due to the reason of Supplier (or its subcontractors), the Supplier shall bear all the fees and expenses incurred thereby (if any).

2.5Supply Interruptions; Shortages; Rejected Goods.

2.5.1Supply Interruptions.  Supplier shall promptly notify Verrica in writing if at any time Supplier has reason to believe that Supplier will not be able to fill a Purchase Order for the Material in accordance with the delivery dates specified therein by Verrica and pursuant to the terms and conditions of this Agreement, which notice shall provide Verrica with information on the extent of the expected shortfall of supply, the reasons therefor and the date by which Supplier anticipates such supply shortfall will end.  Supplier shall resume supply of Material as quickly as possible following a supply interruption, and shall keep Verrica informed in writing of Supplier’s progress toward that end.  Verrica shall have no obligation to Supplier with respect to any Purchase Orders during any supply interruption.  In the event that a supply interruption extends for a period longer than [***], Verrica shall be entitled to request a full refund of any advance deposit made under the applicable Purchase Order.

2.5.2Shortages.  Verrica shall notify Supplier in writing of any shortage in quantity of any shipment of any Material after becoming aware of any such shortage.  In the event of such shortage, Supplier shall make up the shortage and ship the Material on an expedited basis at Supplier’s sole cost and expense within [***] after receiving such notice.

2.5.3Damaged Material.  Damage sustained because of insufficient or inadequate packaging will be charged to Supplier.

2.5.4Rejected Material.  Verrica may reject Material if such Material does not conform to the Material Specifications upon Verrica’s receipt thereof at its facility (or the facility of its vendor) in the United States (notwithstanding the results of any test performed pursuant to

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Section 2.3 hereof).  In the event of a conflict regarding whether any Material conforms to the Material Specifications, Verrica shall submit a representative number of samples of such Material to an independent laboratory acceptable to Supplier and Verrica for testing.  The fees and expenses of such laboratory testing shall be borne entirely by the Party against whom such laboratory’s findings are made.  In the event that the test results indicate that a Material in question does not conform to the Material Specifications, Supplier shall replace the Material on an expedited basis (and in any event, such replacement Material shall depart for shipment within fifteen (15) days of receipt of such test results) at no additional cost to Verrica and shall pay all additional destruction and/or shipping and transportation costs for said non-conforming Material.  In the event that the non-conforming Material cannot be replaced within the specified time period, Verrica shall have the option to request a full refund in lieu of replacement Material, and such refund shall be paid within three (3) days of Verrica’s delivery of notice of such election.

2.6Permits.  As a condition precedent to the sale of the Material by Supplier to Verrica, (i) Supplier and its subcontractors shall obtain and maintain at its sole cost all Permits required in connection with the Manufacture and export of the Material by any applicable governmental agency; and (ii) Verrica shall obtain and maintain at its sole cost any necessary Permits required in connection with the receipt and use of the Material from the relevant governmental authorities.

2.7Manufacturing Methods and Changes.

2.7.1Supplier and Verrica acknowledge and agree that Supplier will procure the raw materials to be used for the Manufacture of the Material and contract with Manufacturer(s) to perform the Manufacturing of the Material.  Supplier shall ensure that no changes shall be made to the Material Specifications, Material, Manufacturing methods or solvents and other processing chemicals, processing equipment and aids used by any Manufacturer or any other party in the Manufacture of Material without notifying Verrica of such proposed changes at least one (1)  year in advance and obtaining Verrica’s prior written consent before implementing such changes.  In addition, Supplier agrees that it will not change any Manufacturer utilized in the Manufacture of the Material without notifying Verrica at least one (1) year in advance and without obtaining Verrica’s prior written consent to use the new Manufacturer.  Supplier agrees that it will not request Verrica’s approval of a new Manufacturer more often than once per each calendar year.

2.7.2Subject to the provisions set forth in this Section 2.7, Verrica may request Supplier to make changes to the Material Specifications or the Manufacturing methods, and to the extent that any such changes to the Material Specifications or Manufacturing methods requested by Verrica are agreed to by Supplier in writing (such agreement not to be unreasonably withheld, conditioned or delayed) (collectively, “Manufacturing Changes”), Supplier shall implement (or cause its Manufacturer(s) to implement) such Manufacturing Changes as soon as reasonably practicable after agreed to by Supplier.

3.PRICE.

3.1Price.  The base price for the Material (the “Price”) shall be [***] per kilogram; provided, however, that the base price for the Material ordered pursuant to the Initial Purchase Order was [***] per kilogram.  The Price does not include any taxes, freight or insurance charges.  Note that prices are set in RMB, even if the Material is being exported into the United States.  All prices are firm and not subject to change unless otherwise noted herein or agreed to by Verrica in

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writing.  No additional charges will be allowed for packing, boxing or cartage unless specifically stated herein.

3.2Price and Payment.

3.2.1For each Purchase Order, Verrica shall pay a deposit (a “Deposit”) promptly upon placement of the Purchase Order equal to [***] of the total purchase price for the Material set forth in such Purchase Order.

3.2.2A wire transfer of the remaining balance of the Purchase Price for each Purchase Order shall be initiated by Verrica to the account designated by Supplier upon Verrica’s authorization to Supplier to ship the applicable Material pursuant to Section 2.3.  In the event that the Material is unable to proceed through Chinese customs, Supplier will refund all amounts paid for such Material by Verrica within four (4) business days by international wire transfer.  Any other specific terms of payment for any Material shall be stated in the relevant Purchase Order.  Unless otherwise specified in any Purchase Order or in a separate written instrument signed by Verrica, no invoice shall be issued by the Supplier prior to Verrica’s authorization to Supplier to ship the applicable Material pursuant to Section 2.3.  Supplier shall indicate the appropriate Purchase Order number on each invoice and shall deliver it to the address specified by Verrica from time to time.

3.2.3For the Initial Purchase Order, the entire purchase price of [***] for the purchased Material has been paid by Verrica to Supplier and the receipt thereof is hereby acknowledged by Supplier.

3.3Offset.  All claims for money due from Verrica shall be subject to set-off by Verrica by reason of any claim arising out of this Agreement or any other transaction with Supplier.  If at any time there shall be evidence of the existence of any lien or claim for work done or materials or equipment furnished by Supplier or any other party in connection with this Agreement, Verrica may use money then due or to become due to Supplier under this Agreement to discharge such lien or satisfy such claim and may credit such amounts against the amounts due or to become due to the Supplier.

4.JOINT DEVELOPMENT ACTIVITIES.  As and when determined by mutual agreement of both Parties, Verrica and Supplier (together with its subcontractors, including Manufacturer(s)) shall work together to further develop the Material Specifications, testing and validation methods and other techniques and methods for purposes of improving the yield and quality of Material delivered to Verrica hereunder.  Any and all Intellectual Property Rights arising out of such joint development activities shall belong solely to Verrica in accordance with Section 8.3 hereof.  Each Party shall carry out any and all of its development and validation work under this Agreement in a timely, diligent, efficient and skillful manner, consistent with high professional and industrial standards.  Each Party will furnish competent employees to perform its activities under this Agreement.  The Parties may, by mutual agreement, also work together to manage costs and expenses associated with the Material and Manufacture of the Material in a reasonably efficient manner. Each Party will use reasonable endeavors to provide to the other the full measure of

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cooperation reasonably required to fulfill the objectives of this Agreement.  Each Party is further responsible to the other to participate in regular reviews of Manufacturing, testing, validation and development, and reviews of any other business issues as they may arise during the term of this Agreement.  The Parties agree to exchange technical and business information pertinent to the Manufacture of Material so that design, development, and conformance to statutory requirements, manufacturing status, service readiness, timing, and costs may be monitored and coordinated by both Parties.  The foregoing notwithstanding, Supplier shall not make any change to the Material Specifications, Material, Manufacturing methods or solvents and other processing chemicals, processing equipment and aids used in the Manufacture of Material without Verrica’s prior written consent in accordance with Section 2.7 above.

5.MANUFACTURING, SPECIFICATIONS AND INSPECTION.

5.1Compliance.  Supplier shall Manufacture Material (and cause the Material to be Manufactured) in accordance with the Material Specifications, Applicable Laws and Industry Standards. Supplier shall cooperate with Testing Facility to have the tests required to be performed pursuant to Section 2.3 on each lot of the Material Manufactured to be performed.  Supplier shall deliver to Verrica a certificate of conformity with respect to each lot of the Material concurrently with delivery.  In addition, Verrica shall receive from the Testing Facility a certificate of analysis with respect to each lot of Material that sets forth the items tested, Material Specifications and test results, and that contains the other types of information that shall have been approved by mutual agreement of Verrica and the Testing Facility.  Supplier shall maintain or shall cause to be maintained (and deliver or cause to be delivered to Verrica copies of) all manufacturing records (including batch production records documenting that each batch of Material is manufactured according to Material Specifications), all records of delivery and testing of Material and all validation data, records and other documentation relating to the Material produced by Supplier for a period of five (5) years after the date of delivery of the applicable batch of Material, or if longer, for the time period required by Applicable Laws with respect to the applicable batch of Material. All certificates of conformity, product labeling and analytical testing reports shall be written in both English and Chinese.

5.2Required Regulatory Changes.  Should either Party learn or receive notice of any changes that are required by Applicable Law, Industry Standards or regulatory authorities in any applicable jurisdiction with respect to the Manufacture, exportation, importation, sale or distribution of Material, said Party shall promptly notify the other Party of such required changes.  Supplier shall implement (or cause to be implemented) such changes, as appropriate for the Material within the time frame required by Applicable Law, Industry Standards or such regulatory authorities.

5.3Regulatory Actions.  Supplier and Verrica shall inform each other within 24 hours in writing of any inspection, application for inspection and other regulatory action by any regulatory agency relating to any Material or the Manufacture of any Material (including any such inspection or regulatory action with respect to any Manufacturer of the Materials in accordance with the terms hereof).  Supplier shall exercise its commercially reasonable efforts to ensure that Verrica shall have the right to be present at any such inspection or audit to the extent related to the

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Manufacture of Material.  Verrica is entitled to review any regulatory agency inspection results that may relate to or impact the Manufacture of Materials in full un-redacted form.  If such regulatory actions relate to other products or materials, Supplier shall provide a comprehensive and accurate summary of said findings from the regulatory agency or an appropriately redacted copy. Supplier agrees to consult with Verrica with respect to all regulatory actions or Supplier’s responses and to allow Verrica to participate in discussions and exchanges with regulators to the extent such discussions or exchanges involve Material. Following receipt of any inspection or audit observations of any governmental entity, Supplier will prepare any appropriate responses; provided that, Verrica shall have the right to review and comment on such responses, to the extent such responses pertain to Material or could otherwise impact the Manufacture of Material, and Supplier shall consider Verrica’s comments in good faith prior to responding.

5.4Storage.  Each Party shall adhere to any and all Applicable Laws and Industry Standards relative to the storage of Material.  In no event shall Supplier manufacture, process, package, use or store (or permit any Manufacturer to manufacture, process, package, use or store) any other product that may present a potential hazard to any Material.  Supplier agrees to store, and to cause any Manufacturer to store, Material under appropriate controlled and secured conditions or in accordance with specifications as reasonably specified by Verrica.

5.5Access to Facilities.  Supplier shall at all times maintain and operate, and cause Manufacturer and its other subcontractors to maintain and operate, all facilities where the Material are Manufactured, and implement such quality control procedures, so as to ensure the Manufacture of the Material is in accordance with the terms of this Agreement, all Applicable Laws and Industry Standards.  Verrica shall have the right to inspect those portions of the facilities of Supplier or its subcontractor (including any Manufacturers) where the Material is being Manufactured upon thirty (30) days’ advance written notice to Supplier (or upon three (3) business days’ advance written notice to Supplier in the event that (i) any such inspection is necessary to comply with Applicable Law, the Material Specifications or any requirement by a governmental entity, (ii) a prior inspection revealed a material compliance issue, until Verrica verifies that such issue has been remediated, or (iii) any other “for cause” basis exists, such as, by way of example and not limitation, recall or field alert related to any Material, notice by any governmental entity of Supplier’s noncompliance with Applicable Laws if such noncompliance relates to or may affect the manufacture of Material, or issuance by the FDA of a Form 483 or Warning Letter or a comparable notice issued by any other governmental entity), during regular business hours, subject to the reasonable rules of Supplier or its subcontractor, as applicable, including any confidentiality restrictions. If, as a result of any such inspection, Verrica concludes that Supplier or any such subcontractor is not Manufacturing Material in compliance with any Applicable Laws or Industry Standards, it shall so notify Supplier in writing, specifying any areas of noncompliance in reasonable detail and Supplier shall promptly remedy the problems identified. Verrica shall also have the right, but not the obligation, to inspect any of Supplier’s vendors’ and/or subcontractors’ facilities with respect to the Manufacture of Material.

5.6Quality Agreement.  The Parties acknowledge that, prior to the approval of any Manufacturer or the use of any Manufacturer in the Manufacture of Material, Verrica and Supplier shall enter into a Quality Agreement, pursuant to which Supplier agrees to be responsible for

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quality matters with respect to the Manufacture of the Material delivered hereunder, and the terms of which shall be acknowledged by such Manufacturer by the signature/seal of such Manufacturer’s lead quality manager thereon (each, as amended from time to time in accordance with the terms thereof, a “Quality Agreement”). To the extent any provision of any Quality Agreement conflicts with any provision of this Agreement relating to quality, the provisions of such Quality Agreement shall govern.  Supplier acknowledges and agrees that it shall be responsible for ensuring that each Manufacturer complies with its obligations under its applicable Quality Agreement.

6.WARRANTY.

6.1Supplier Warranty.  Supplier warrants that all Materials delivered to Verrica pursuant to this Agreement will (a) be of merchantable quality; (b) be fit for Verrica’s particular purposes; (c) be of high quality and be free from defects in material and workmanship; (d) comply with the Material Specifications; and (e) comply with all nationally recognized codes and Industry Standards.  Supplier further warrants that it and its subcontractors (including each Manufacturer) shall perform all work under this Agreement in a diligent, careful, and workmanlike manner and shall obtain and maintain all Permits required to perform its obligations hereunder.  All Materials sold or provided by Supplier to Verrica hereunder shall be free and clear of any liens and encumbrances.  Supplier’s warranties and guarantees shall survive inspection, delivery and acceptance of the Materials and/or payment by Verrica.  If any Materials do not conform to any of these warranties, then, at Verrica’s option, Supplier shall replace the defective Materials, F.O.B. Verrica’s designated site at Supplier’s expense.  In the event that, in the reasonable opinion of Verrica, Supplier cannot replace any such Materials within a reasonable time, then Verrica may take all steps necessary to have the breach cured and/or may terminate the relevant Purchase Order and/or this Agreement without further liability to Verrica.  In any event, Supplier shall be responsible for all expenses and damages which Verrica incurs because of the breach.  Disclaimers of express or implied warranties and limitations of liability in any Supplier document will be of no effect unless specifically agreed to in writing by Verrica.

7.MATERIAL RECALLS/INQUIRIES AND COMPLAINTS.

7.1Material Market Actions.  In the event that (a) any governmental entity issues a request, directive or order that any Product be withdrawn, recalled, or otherwise removed from the market at any level, (b) a court of competent jurisdiction orders any such market action, or (c) Supplier or Verrica shall reasonably determine that any Product should be subjected to any such market action, the Parties shall take all appropriate corrective actions, and shall cooperate in the investigations surrounding the market action.

7.1.1In the event that such market action results from any cause or event arising from the negligence or willful misconduct of, or breach of this Agreement by, Supplier (or its subcontractors, including any Manufacturer), Supplier shall be responsible for all of the expenses incurred by Supplier and Verrica in connection with such recall.

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7.1.2For purposes of this Agreement, the expenses of a market action shall include the expenses of notification and destruction or return of Products and replacement thereof and all other costs incurred in connection with such market action.

7.2Inquiries and Customer Complaints.  Except as otherwise required by Applicable Law, Verrica will be responsible for investigating and responding to all inquiries, complaints and adverse events regarding a Product.  Supplier agrees to provide (and to cause its subcontractors, including any Manufacturer, to provide) assistance on the non-medical evaluation by providing Manufacturing or test results-related information, or any other information as Verrica may reasonably request, regarding the Manufacture or testing of the Material.

7.3Disputes.  If there is any dispute concerning which Party’s acts or omissions gave rise to such recall of a Product, such dispute shall be referred for decision to an independent expert to be appointed by agreement between Verrica and Supplier.  The fees and expenses of such independent expert shall be borne entirely by the Party against whom such independent expert’s findings are made.  The decision of such independent expert shall be in writing and, except for manifest error on the face of the decision, shall be binding on both Verrica and Supplier.

7.4Claims; Other Actions.  As soon as it becomes aware, each Party will give the other prompt written notice of any defect or alleged defect in any Material, any injury alleged to have occurred as a result of the use or application of a Product related to the Material, any circumstances that may reasonably be expected to give rise to litigation or recall of a Product related to the Material, or any regulatory action that may affect the sale, manufacture or packaging of a Product, to the extent related to the Material, specifying, to the extent the Party has such information, the time, place and circumstances thereof and the names and addresses of the Persons involved.  Each Party will also furnish promptly to the other copies of all papers received in respect of any claim, action or suit arising out of such alleged defect, injury, recall or regulatory action.

8.INTELLECTUAL PROPERTY.

8.1Indemnification for Infringement.  Supplier releases and shall indemnify and hold harmless Verrica, its customers, contractors and agents from and against any and all claims for infringement of any patent, copyright or trademark, trade secret, or other form of Intellectual Property Right, whether or not registered, by reason of the Manufacture of the Material and shall indemnify Verrica for all costs, expenses, judgments, liability and damages, including attorneys’ fees, which Verrica may incur or have rendered against it by reason of any alleged infringement.  Verrica reserves the right to be represented in any infringement proceeding without relieving Supplier of any of its obligations hereunder.  In the event an injunction is obtained against use of any Material, Supplier shall do any or all of the following requested by Verrica: (a) procure for Verrica the right to continue using the Material; (b) replace the Material with equivalent or better non-infringing items; and/or (c) modify the Material so that they become non-infringing, provided such modified items perform in an equivalent or better manner in all respects.

8.2Title to Verrica Materials.  Verrica shall retain title to all Material Specifications, documents and other materials and information which it provides or causes to be given to Supplier, and Supplier shall not use any of such Material Specifications, documents, information or materials or any information contained therein for any purpose other than in

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

performance of its obligations under this Agreement.  Upon Verrica’s request, Supplier shall promptly return to Verrica all such documents together with any copies thereof, any extracts therefrom, or any other materials incorporating or based on Verrica’s Confidential Information (as defined below) in the possession or control of Supplier’s employees, agents or advisors.

8.3Verrica Intellectual Property.  Supplier acknowledges Verrica’s exclusive right, title and interest in any and all Intellectual Property Rights relating specifically to the Manufacture of Material for Verrica pursuant to this Agreement or any derivative works, transformative works, improvements, modifications, future configurations or products related thereto (collectively, the “Verrica Intellectual Property”), whether such derivatives, improvements, etc. are developed independently or jointly by Verrica and Supplier (including any Manufacturer or other subcontractors).  Supplier shall not do, or cause to be done, any acts or things contesting or in any way impairing or tending to impair any portion of Verrica’s right, title and interest in and to the Verrica Intellectual Property or represent in any manner that it possesses any ownership interest in the Verrica Intellectual Property.  Supplier shall forthwith communicate to Verrica the details of any derivative work, transformative work, improvement, modification, or future configuration to the Verrica Intellectual Property, and, upon the request of Verrica, execute or cause any of its employees or agents to execute, any and all documents required by Verrica in order to properly effect the title of any such improvement or modification in the name of Verrica.  Supplier shall be responsible for any payments to be made to its personnel in accordance with Applicable Laws requiring remuneration for inventions arising out of any Verrica Intellectual Property.

8.4No License.  The disclosure of Verrica’s Confidential Information does not confer on Supplier any license, interest, or right of any kind in or to such Confidential Information.

8.5No Disclosure of Third Party Information.  Supplier shall not communicate any information to Verrica or use any information in performing its obligations hereunder in violation of the proprietary rights of any third party.

9.CONFIDENTIALITY.

9.1General.  Supplier agrees to hold and to procure its subcontractors (including any Manufacturer) to hold, for the sole benefit of Verrica, all such secret, confidential or proprietary information, knowledge, data or trade secrets (“Confidential Information”) relating to Verrica or any of its affiliates or their respective clients in strict confidence.  By way of example, for purposes of this Agreement, Confidential Information shall be deemed to include, but not be limited to, any of the following relating to Verrica: existing and contemplated products and services, contracts, business procedures, the Material Specifications, formulae, inventions, designs, methods, know-how, techniques, systems, processes, customer lists, projects, pricing, costs, revenues and engineering, manufacturing, testing, operational and marketing plans, advertising or marketing channels, methods or partners, reports, analyses, proposals and procedures and current or anticipated research and development.  Supplier agrees that, except as necessary to fulfill Supplier’s obligations to Verrica hereunder, Supplier will not, and will procure its subcontractors (including any Manufacturer) to not, at any time, either prior to or during the Term or after its termination for any reason whatsoever, disclose to anyone any Confidential Information, or utilize such Confidential Information for Supplier’s or its subcontractors’ own benefit, or for the benefit

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

of third parties.  Supplier will be responsible for ensuring that each of its Representatives to whom Confidential Information is disclosed agrees to hold confidential such Confidential Information and complies with the terms of this Agreement regarding its use, return and destruction as if the Representative were a party hereto. Supplier shall be responsible for any breach hereof by its Representatives.

9.2Exceptions.  The foregoing notwithstanding, the following shall not be Confidential Information for purposes of this Agreement: (i) information that Supplier can show by clear and convincing evidence was known to Supplier prior to disclosure by Verrica or was disclosed to Supplier by a third party other than through any third party known by Supplier to be under an obligation of confidentiality to Verrica with respect to such information; or (ii) information that is or becomes publicly known without breach of this Agreement by Supplier or its Representatives.

9.3Compelled Disclosure.  In the event that, at any time during the Term or at any time thereafter, Supplier or any of its Representatives receives a request to disclose all or any part of Confidential Information under the terms of a subpoena or order issued by a court or by a governmental body, Supplier agrees (i) to notify Verrica immediately of the existence, terms and circumstances surrounding such request, (ii) to consult with Verrica on the advisability of taking legally available steps to resist or narrow such request or delay response to such request so as to allow Verrica adequate time to seek protection of such Confidential Information, (iii) if disclosure of such Confidential Information is required to prevent Supplier or its Representative from being held in contempt or subject to other penalty, to furnish only such portion of the Confidential Information as, in the opinion of counsel satisfactory to Verrica, Supplier or such Representative is legally compelled to disclose and (iv) to exercise Supplier’s reasonable efforts and to cooperate with Verrica’s efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information.

10.EXCLUSIVITY.  In recognition of (i) Verrica’s contributions to the development of specifications for the Materials and the testing methods and other methods and know-how related to the manufacture, processing, packaging, testing, storage, transportation and/or delivery of Material and (ii) the placement of orders hereunder, and in order to ensure that Verrica is able to procure an adequate supply of Material to support its business, Supplier agrees that, during the Applicable Period (as defined below), it will not supply, and it will ensure that its subcontractor(s) do not supply, any Material, or any other formulation of cantharidin, whether or not it has the same specifications as the Material, or any beetles or other raw materials or intermediates from which the Material is derived to any customer located within North America.  For purposes hereof, “Applicable Period” shall mean (i) [***], (ii) [***], so long as Verrica has executed written Purchase Orders committing to purchase at least [***] of Material (in addition to the [***] of Material purchased pursuant to the Initial Purchase Order) in the aggregate during [***], and (iii) any subsequent calendar year for which Verrica has delivered to Supplier a forecast for the quantity of Material that Verrica plans to order in such calendar year on or before December 1st of the prior calendar year, which forecast reflects Verrica’s expectation to purchase at least [***] of Material during such calendar year.  For purposes of this Agreement, a “customer located within North America” means that (i) such customer’s or potential customer’s billing address or the shipping location are located in North America or (ii) Supplier has any other reason to suspect or believe

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

that such customer or potential customer intends to ship or use the products ordered from Supplier or any derivative thereof in North America.

11.FORCE MAJEURE.  To the extent any situations beyond the reasonable control of a Party (including but not limited to war, terrorism, fire, strikes and governmental actions if such situations are beyond the reasonable control of such Party) prevent a Party from properly executing its obligations under this Agreement, such Party shall be excused to such extent.  However, after such force majeure situation is resolved, the Parties hereto shall resume their obligations hereunder.  To the extent a force majeure event prohibits Supplier from fulfilling its obligations hereunder, during the term of such force majeure event, Verrica shall have no obligation to Supplier with respect to any affected Purchase Orders.  If, after sixty (60) calendar days of delay as a result of force majeure, either Party is still unable to perform its obligations hereunder, then either Party shall have the option to terminate this Agreement in writing as though the Term had expired without further liability to the other Party hereto.

12.REPRESENTATIONS AND WARRANTIES.

12.1Supplier represents and warrants to Verrica that:

12.1.1Material.  The Material (i) will be delivered to Verrica free and clear of all liens and encumbrances; (ii) will be Manufactured in accordance with the Material Specifications and conform to the Material Specifications at the time of delivery; (iii) will be merchantable, of good material and workmanship and free from defect; (iv) will be Manufactured and produced, and with such workmanship and quality, as shall conform in all respects with all Applicable Laws, Industry Standards and the Purchase Orders; and (v) shall not include any substance that is banned by any Applicable Law or Industry Standard.

12.1.2No Conflict.  The execution, delivery and performance of this Agreement by Supplier does not conflict with any agreement, instrument or understanding, oral or written, to which it or any of its Affiliates is a party or by which it may be bound, and does not violate any Applicable Law.  Supplier and its Affiliates are not currently a party to, and during the Term of this Agreement will not enter into, any agreements, oral or written, that are inconsistent with the obligations set forth herein.

12.1.3Authority.  Supplier is validly existing and in good standing under the laws of the country of its organization and has the requisite power and authority to enter into this Agreement.  The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Supplier.  This Agreement has been duly executed and delivered by Supplier and constitutes the valid and binding obligation of Supplier, enforceable against it in accordance with its terms.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

12.1.4Intellectual Property.  Supplier has no knowledge of the existence of any patent, trademark, trade secret, know-how or other Intellectual Property Right owned or controlled by a third party that would prevent Verrica from purchasing, holding and using Material or marketing, selling, and distributing Products in the United States or any other country, jurisdiction or territory in the world.  The Material and the technology used to Manufacture the Material will not infringe, misappropriate, dilute or violate valid patent rights of third parties.

12.1.5Debarment.  Supplier represents and warrants that neither it, nor any Manufacturer, nor any of the personnel that will be involved in the Manufacture of Material hereunder has been debarred, or, to the best of its knowledge, is under consideration for debarment, by the United States Food and Drug Administration from working in or providing services to any pharmaceutical or biotechnology company pursuant to the Generic Drug Enforcement Act of 1992 or any other governmental authority pursuant to similar laws.

12.2Verrica represents and warrants to Supplier that:

12.2.1No Conflict.  The execution, delivery and performance of this Agreement by Verrica does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, and does not violate any Applicable Law.  Verrica and its Affiliates are not currently a party to, and during the Term of this Agreement will not enter into, any agreements, oral or written, that are inconsistent with the obligations set forth herein.

12.2.2Authority.  Verrica is validly existing and in good standing under the laws of the state of its incorporation and has the corporate power and authority to enter into this Agreement.  The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Verrica.  This Agreement has been duly executed and delivered by Verrica and constitutes the valid and binding obligation of Verrica, enforceable against it in accordance with its terms.

13.INDEMNIFICATION.

13.1Indemnification by Supplier.  Subject to the terms of this Section 13, Supplier will defend, indemnify and hold harmless Verrica, its Representatives and their permitted assigns and successors-in-interest (collectively, the “Verrica Indemnitees”) from and against any and all liabilities, damages, losses, claims, demands, assessments, actions, causes of action and costs (including reasonable attorneys' fees and court costs) (collectively, “Losses”) arising out of or relating to any one or more of the following indemnification events (the “Supplier Indemnification Events”):

13.1.1any breach by Supplier of this Agreement; and

13.1.2the negligence, willful misconduct, fraud or unlawful act of Supplier, or their employees, officers, directors, agents, subcontractors or other representatives.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Notwithstanding the foregoing, Supplier shall not be obligated to indemnify a Verrica Indemnitee for any Losses incurred by a Verrica Indemnitee to the extent such Losses (i) are caused by a Verrica Indemnitee’s negligence, willful misconduct, fraud, unlawful act or breach of this Agreement, or (ii) related to any product that was manufactured using any cantharidin derived from any source other than the Supplier.

13.2Indemnification by Verrica.  Subject to the terms of this Section 13, Verrica will defend, indemnify and hold harmless Supplier, its Representatives and their permitted assigns and successors-in-interest (collectively, the “Supplier Indemnitees”) from and against any and all Losses arising out of or relating to any one or more of the following indemnification events (the “Verrica Indemnification Events”; and together with the Supplier Indemnification Events, the “Indemnification Events”):

13.2.1any breach by Verrica of this Agreement;

13.2.2the negligence, willful misconduct, fraud or unlawful act of Verrica or its employees, officers, directors, agents, subcontractors or other representatives; and

13.2.3the storage, distribution, handling or sale of any Material after such Material is delivered to Verrica in accordance with the terms hereof.

Notwithstanding the foregoing, Verrica shall not be obligated to indemnify a Supplier Indemnitee for any Losses incurred by a Supplier Indemnitee to the extent such Losses are caused by a Supplier Indemnitee’s negligence, willful misconduct, fraud, unlawful act or breach of this Agreement.

13.3Indemnification Procedures.  Any Party seeking indemnity hereunder shall: (i) give prompt written notice to the other Party (the “Indemnifying Party”) of any Losses for which indemnification is sought; (ii) permit the Indemnifying Party to assume full responsibility to investigate, prepare for and defend against the claim(s) giving rise to such Losses; (iii) reasonably assist the Indemnifying Party, at the Indemnifying Party’s reasonable expense in the investigation of, preparation for and defense of such claim(s); and (iv) not compromise or settle any such claim(s) without the Indemnifying Party’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

14.LIMITATION OF LIABILITY.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT IN CIRCUMSTANCES OF ACTUAL FRAUD BY A PARTY OR ITS AFFILIATES, LICENSEES, SUBLICENSEES OR DISTRIBUTORS OR BREACH OF SECTION 9 HEREOF, AND WITHOUT LIMITING THE PARTIES’ OBLIGATIONS UNDER SECTION 13 WITH RESPECT TO THIRD PARTY CLAIMS, NEITHER VERRICA NOR SUPPLIER SHALL BE LIABLE TO THE OTHER, OR THE OTHER’S AFFILIATES, FOR SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, WHETHER OR NOT CAUSED BY OR RESULTING FROM THE ACTIONS OF SUCH PARTY OR THE BREACH OF ITS COVENANTS, AGREEMENTS, REPRESENTATIONS OR WARRANTIES HEREUNDER AND WHETHER OR NOT BASED ON OR IN WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

15.TERM AND TERMINATION.

15.1Term.  The term of this Agreement shall commence as of the Effective Date and shall continue until the fifth (5th) anniversary of the Effective Date, unless terminated earlier in accordance with Section 15.2 (such period, the “Initial Term”).  Following the Initial Term, this Agreement shall automatically renew for successive twelve (12) month periods (each, a “Renewal Term”) unless terminated by either Party upon notice to the other Party at least twelve (12) months prior to the conclusion of the Initial Term or then-current Renewal Term.  The Initial Term and any Renewal Term shall be, collectively, the “Term.”

15.2Termination.

15.2.1If either Party shall breach any material obligation required under this Agreement and/or a Purchase Order, the other Party may give written notice of its intention to terminate this Agreement, describing in reasonable detail the breach.  If the breaching Party fails to remedy such material breach within forty-five (45) days following such written notice, or if such breach is not capable of cure within such period, then the non-breaching Party may, in addition to all other remedies available at law or in equity, terminate this Agreement immediately upon written notice.

15.2.2Either Party may terminate this Agreement immediately upon written notice thereof to the other Party if the other Party makes an involuntary assignment of its assets for the benefit of its creditors, files a voluntary petition under federal, state or other applicable bankruptcy or insolvency laws, a receiver or custodian is appointed for the other Party’s business, or proceedings are instituted against the other Party under federal, state or other applicable bankruptcy or insolvency laws.

15.3Performance on Termination.  Upon termination of this Agreement for any reason, Material being manufactured and packaged pursuant to Purchase Orders already in effect on the date of termination shall be delivered by Supplier on the scheduled delivery dates and Verrica shall pay Supplier in accordance with Section 3.

15.4Post-Termination Rights.  Termination or expiration of this Agreement or a Purchase Order for any reason whatsoever shall not affect the rights of a Party hereto arising hereunder or thereunder, which have arisen prior to the termination, or expiration of this Agreement or a Purchase Order.  The expiration or termination of this Agreement shall not affect any provision of this Agreement or any Purchase Order which survives according to the terms hereof or thereof, and any and all remedies available to each of the Parties hereto under the terms hereof or thereof or available in law or equity shall be preserved and survive the termination or expiration of this Agreement or a Purchase Order.

15.5Survival.  Sections 3.3, 5.6, 6, 7, 8, 9, 10, 13, 14, 15, 16 and 17 shall survive the expiration or termination of this Agreement.  In addition, Sections 2.3, 2.4, 2.5, 2.6, 2.7, 3 and 5

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

of this Agreement shall also survive any such expiration or termination but only for so long as any Purchase Orders remain outstanding.

16.INSURANCE.

16.1During the Term of this Agreement, Supplier shall provide and maintain such insurance coverage, in minimum types and amounts as described below in this Section, as will protect it and Verrica (including Verrica’s Representatives) from all claims which may arise out of or result from Supplier’s performance under this Agreement, whether such operations are conducted by Supplier itself or by a vendor or subcontractor or their personnel or by anyone directly or indirectly employed or engaged by any of them, or by anyone for whose acts or omissions they may be liable.  Supplier shall provide Verrica with at least thirty (30) days’ prior written notice of cancellation or material modification of any insurance coverage. Any and all deductibles for such insurance policies shall be assumed by, for the account of, and at Supplier's sole risk.  All deductibles and self-insured retention amounts must be acceptable to and approved, in writing, by Verrica.  Such insurance policies shall be primary and non-contributing with respect to any other similar insurance policies available to Verrica or its Affiliates.  Except for Workers Compensation/Employers' Liability and Errors & Omissions/Professional Liability, all such policies shall include Verrica and its Affiliates and any other such entities as Verrica may reasonably request, as additional insureds.  Supplier shall provide, pay for, and maintain in effect the policies with insurance companies satisfactory to Verrica.

16.2The insurance required under this Section 16 shall be written for not less than any limits of liability specified herein or as required by Applicable Law, whichever is greater.  Supplier shall have the right to provide the total limits required by any combination of primary and umbrella/excess coverage; said insurance to include, without limitation, the following:

(i)Insurance for liability under the workers’ compensation or occupational disease laws of any jurisdiction in which services are performed or otherwise applicable with respect to persons performing the services and employer’s liability insurance covering all claims by or in respect to the employees of Supplier and all subcontractors, providing coverage for the statutory limits of all claims under the applicable workers’ compensation regulation(s).

(ii)Employer’s liability insurance with a limit of not less than [***];

(iii)Commercial general liability insurance with the following limits and forms/endorsements:

(a) Each occurrence: [***];

(b)Product liability and completed operations aggregate: [***];

(c)Occurrence form including premises and operations coverage, products and completed operations, broad form property damage, coverage for independent contractors, personal injury coverage, blanket contractual liability, explosion,

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

collapse, and underground (“XCU”) and watercraft liability coverage if services are performed on or near a body of water; and

(d)Automobile and truck liability insurance: [***] combined single limit for bodily injury and property damage arising out of all owned, non-owned and hired vehicles, including coverage for all automotive and truck equipment used in the performance of this Agreement and including the loading and unloading of same.

(iii)Umbrella (excess) liability coverage (follow form) in an amount not less than [***] per occurrence and in the aggregate.

16.3Insurance Certificates.  Within ten (10) business days after the Effective Date, Supplier shall furnish Verrica with certificate(s) of insurance evidencing the required insurance coverage, naming Verrica as an additional insured, and providing for at least thirty (30) days’ prior written notice to Verrica of cancellation or modification.  Supplier shall furnish certificate(s) of insurance to Verrica upon each renewal or procurement of insurance coverage for so long as Supplier is required to maintain insurance under this Agreement. Acceptance of any insurance certificate by Verrica shall not constitute acceptance of the adequacy of coverage, compliance with the requirements of this Agreement, or serve as an amendment to this Agreement.

17.MISCELLANEOUS.

17.1Compliance with Laws.  Each Party shall comply in all material respects with all Applicable Laws including, but not limited to, the U.S. Foreign Corrupt Practices Act or any other anti-bribery law and those Applicable Laws concerning drugs or drug manufacture regulatory requirements, the Material, protection of the environment and health and safety of its workers.

17.2Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, USA, without giving effect to its conflicts of law principles thereof.

17.3Arbitration.  Subject to Section 17.13, any dispute, controversy or claim arising out of or relating to this Agreement, including the validity, interpretation, performance, breach or alleged breach of this Agreement, shall be settled by final and binding arbitration at the Shanghai International Economic and Trade Arbitration Commission (“SHIAC”) for arbitration to be conducted in accordance with the arbitration rules of SHIAC in effect at the time of submission. However, if such arbitration rules are in conflict with the provisions of this Section 17.3, the provisions of this Section 17.3 shall prevail.  The place of arbitration will be Shanghai. The official language of the arbitration will be English. The tribunal will consist of one arbitrator to be appointed by SHIAC.  The Parties undertake and agree that all arbitral proceedings conducted with reference to this arbitration clause will be kept strictly confidential; provided that a Party shall not be prevented from disclosing such information in order to safeguard in the best possible way his rights vis-à-vis the other Party in connection with the dispute, or if the Party is obliged to so disclose pursuant to statute, regulation, a decision by an authority, a stock exchange contract or similar.  During the course of arbitration, the parties shall continue to implement the terms of this agreement except for the terms in dispute. The arbitral award will be final and binding upon the Parties, and the Party to the award may apply to a court of competent jurisdiction for enforcement

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

of the award. Notwithstanding the foregoing, each Party has the right to institute an action in a court of proper jurisdiction for injunctive or other equitable relief pending a final decision by the arbitrator.

17.4Severability.  In case any one or more of the provisions of this Agreement should be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

17.5Independent Contractors.  The relationship between Verrica and Supplier is that of independent contractors, and nothing herein shall be deemed to constitute the relationship of partners, joint venturers, or principal and agent between Verrica and Supplier.  Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or, in the name of, the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.

17.6Assignment.

17.6.1Except as expressly set forth herein, none of the Parties hereto may assign any of its rights or delegate any of its duties or obligations under this Agreement without the prior written consent of the other Party hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, Verrica shall have the right to assign this Agreement and its rights and obligations hereunder to any of its Affiliates or any successor-in-interest (via asset sale, stock sale, merger, consolidation, reorganization or otherwise) without obtaining the prior consent of Supplier.  For purposes of this paragraph, any (i) sale of a majority of Supplier’s assets; or (ii) merger, consolidation, recapitalization, stock sale or any similar transaction involving a change of control shall be deemed an assignment of this Agreement requiring the prior written consent of Verrica.

17.6.2Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns, and no assignment permitted hereunder shall relieve any such assignor from its duties and obligations set forth herein and such assignor shall remain jointly and fully liable for any breach of this Agreement by its assignee.

17.7Continuing Obligations.  Any and all provisions, promises and warranties contained herein which by their nature or effect are required or intended to be observed, kept or performed after termination or expiration of this Agreement or a Purchase Order will survive the termination or expiration of this Agreement or a Purchase Order and remain binding upon and for the benefit of the Parties hereto.

17.8Notices.

17.8.1All notices, consents, waivers and other communications hereunder must be in writing, written in the English language (any communication with the governmental authorities shall be translated into English), and either (i) delivered personally, (ii) mailed by prepaid first class registered or certified mail, return receipt requested, or (iii) delivered by a nationally-recognized prepaid overnight courier service (receipt requested), in each case to the appropriate

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

addresses set forth below (or to such other address as a Party may designate by notice to the other Party):

If to Verrica:	Verrica Pharmaceuticals Inc.
10 North High Street, Suite 200
West Chester, Pennsylvania 19380
USA
Attn: Linda Palczuk, Chief Operating Officer

If to Supplier:	Funing County Development Brucea Javanica Professional Cooperatives
No. 14, Mashi Street
Xinhua Town, Funing County
China
Attn: Linag Lun, General Manager

17.8.2All such notices, consents, waivers and other communications will (i) if delivered personally in the manner and to the address provided in this section, be deemed given upon delivery, (ii) if delivered by mail in the manner, and to the address provided in this section, be deemed given on the earlier of the fourth business day following mailing or upon receipt, and (iii) if delivered by overnight courier in the manner and to the address provided in this section, be deemed given on the earlier of receipt or the first business day following the date sent by such overnight courier.

17.9Entire Agreement.  This Agreement, together with any Purchase Orders issued hereunder (including the Initial Purchase Order), contains the entire agreement between the Parties hereto concerning the subject matter hereof and thereof and supersede any prior or contemporaneous agreements or understandings (whether oral or written) between the Parties with respect to the subject matter hereof and thereof.  No course of dealing or usage of trade shall be used to modify the terms hereof.

17.10Amendment, Modification and Waiver.  No amendment, modification or addendum will be effective unless reduced to a writing signed by a duly authorized officer of both Parties.  No term or provision hereof will be deemed waived and no breach excused unless such waiver or consent will be in writing and signed by an authorized officer of the Party claimed to have waived or consented.  Failure of either Party hereto to insist upon strict conformance to any term herein, or in Purchase Orders issued hereunder, in the event of a breach or default, shall not be construed as a consent or waiver of that breach or default or any subsequent breach or default of the same or of any other term contained herein or therein.

17.11Third-Party Beneficiaries.  Except as otherwise set forth in Section 13, this Agreement is entered into solely between, and may be enforced only by, Verrica and Supplier, and this Agreement will not be deemed to create any rights in third parties, including Supplier,

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

customers or subcontractors of a Party, or to create any obligations of a Party to any such third parties.

17.12Counterparts; Facsimile Signatures.  This Agreement may be executed in two counterparts, each of which will constitute an original but all of which together constitute a single document.  Faxed or scanned and emailed signatures shall have the same legal effect as original signatures.

17.13Equitable Relief.  Both Parties agree that, because breach or threatened breach of any of the terms of Sections 8, 9 and 10 of this Agreement by a Party will result in immediate and irreparable injury to the other Party, such other Party shall be entitled to an injunction restraining the breaching Party from any such breach to the fullest extent allowed by Applicable Law.  Any such right of equitable relief granted to the non-breaching Party shall not be deemed to preclude such Party from seeking money damages or any other remedy from the breaching Party and/or its Affiliates and agents in the event of such a breach.  Notwithstanding anything in Section 17.3 to the contrary, such equitable relief may be sought in any court of the United States or any state or country having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.  Each Party hereby waives (a) any requirement that the other Party post a bond or other security as a condition for obtaining any such relief, and (b) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.  Nothing in this Section 17.13 is intended, or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

17.14Announcements.  Neither Party shall, without the prior written consent of the other Party (which consent shall not be unreasonably delayed, conditioned or withheld), make any announcement or public statement, or make any other form of public disclosure (including, without limitation, the issuing of a press release) relating to or concerning this Agreement or any of the provisions hereof; provided, however, that any Party may make any announcement or public disclosure required by Applicable Law (including, without limitation, federal and state securities laws) or the rules and regulations of any applicable securities exchange on which the securities of such Party or its Affiliates may then be traded.

17.15Language.  This Agreement has been prepared in both English and Chinese, both language versions shall be of equal force and effect.  If there is any inconsistency between the English version and the Chinese version, the English version shall prevail.

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CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

IN WITNESS WHEREOF, each of the Parties hereto has each caused this Agreement to be executed by its duly authorized representative as of the date first written above.

VERRICA PHARMACEUTICALS INC.

By:	/s/ Linda S. Palczuk
Name:	Linda S. Palczuk
Title:	Chief Operating Officer

FUNING COUNTY DEVELOPMENT

Brucea JavANiCa Professional Cooperatives

(富宁县开发鸦胆子种植专业合作社)

By:	/s/ Liang Lun
Name:	Liang Lun

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXHIBIT A

MATERIAL SPECIFICATIONS

[***]

No changes shall be made to any of the methods and steps used to process the Material without Verrica’s prior written consent.

A Certificate of Analysis should be prepared based upon analytical release testing performed by the Testing Facility using the methods and specifications in force at the time of shipment.  The analytical release test methods and specifications are detailed in the table below and may be amended from time to time by Verrica upon not less than thirty (30) days prior written notice to Supplier.

In addition to the analytical test results, each Certificate of Analysis should include a statement by the Supplier that all Materials contained in the shipment are in full compliance with these Material Specifications.

Each package of Material shall contain (1) containers of Material packaged in accordance with the above, with each container having both a Chinese and an English label, (2) signed Certificates of Analysis in both English and Chinese for each lot included in the package, (3) the cantharidin hazard label, (4) a BSE/TSE free certificate, (5) the cantharidin safety data sheet, and (6) such other documents and information as may be specified by Verrica from time to time.

[***]

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXHIBIT B

INITIAL PURCHASE ORDER

[***]

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.